As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-45097

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	95-4598246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, (310) 481-8400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard E. Moran Jr.

Executive Vice President and Chief Financial Officer

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, (310) 481-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Scott Hodgkins, Esq.

Latham & Watkins LLP

633 West Fifth Street,

Suite 4000, Los Angeles, California 90071-2007, (213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

This registration statement relates to securities which may be offered from time to time by Kilroy Realty Corporation. This registration statement contains a form of basic prospectus which will be used in connection with an offering of securities by the Company. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

PRELIMINARY PROSPECTUS

KILROY REALTY CORPORATION

$400,000,000

Common Stock, Preferred Stock, Depositary Shares and Warrants

Kilroy Realty Corporation may offer from time to time in one or more series or classes (i) shares of its common stock, par value $.01 per share, (ii) shares or fractional shares of its preferred stock, par value $.01 per share, (iii) shares of preferred stock represented by depositary shares and (iv) warrants to purchase preferred stock or common stock, as shall be designated by the Company at the time of any such offering with an aggregate public offering price of up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The common stock, preferred stock, depositary shares and warrants (collectively, the “Offered Securities”) may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each such supplement a “Prospectus Supplement”).

The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of common stock, the specific title and any initial public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; and (iv) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes.

The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

The Offered Securities may be offered directly, through agents we may designate from time to time by or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Offered Securities may be sold without delivery of this Prospectus and the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.” On  December 12, 2003 the last reported sales price of our common stock on the New York Stock Exchange was $32.49 per share.

Before you invest in our common stock, you should consider the risks discussed in “ Risk Factors” beginning on page 1.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY OF THE OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or the “Company” mean Kilroy Realty Corporation, including our consolidated subsidiaries.

You should rely only on the information contained in this document or incorporated by reference. Neither we nor the holders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus even though this prospectus is delivered or shares are sold pursuant to the prospectus at a later date. Since the date of the prospectus contained in this registration statement, our business, financial condition, results of operations and prospects may have changed.

i

RISK FACTORS

Investment in the Offered Securities involves risks. Before acquiring Offered Securities offered by this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in an accompanying prospectus supplement, including, without limitation, the risks of an investment in the Company set forth under the caption “Item 1. Business—Business Risks” in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The occurrence of any of these risks might cause you to lose all or a part of your investment. Please also refer to the section entitled “Forward Looking Statements “ on page 2.

FORWARD LOOKING STATEMENTS

This prospectus, including the documents that we have filed and we subsequently file with the Securities and Exchange Commission, or the SEC, and incorporate by reference into this prospectus contain and will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and other pro forma information incorporated by reference and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including among others:

•	general economic conditions;

•	defaults on or non-renewal of leases by tenants, particularly any of our ten largest office tenants and our ten largest industrial tenants;

•	adverse economic or real estate developments in the Southern California region;

•	our ability to re-lease property at or above current market rates;

•	increased interest rates and operating costs;

•	significant competition, which may decrease the occupancy and rental rates of properties;

•	potential losses that may not be covered by insurance;

•	our ability to successfully complete acquisitions and operate acquired properties;

•	our ability to successfully complete development properties by expected completion dates and within budgeted amounts;

•	our ability to maintain our status as a REIT;

•	future terrorist activity in the United States or war;

•	adverse changes to, or implementations of, income tax laws, governmental regulations or legislation;

•	decreases in the population in geographic areas where our properties are located;

•	increasing utility costs and power outages in California; and

•	costs to comply with governmental regulations.

You are cautioned not to unduly rely on the forward-looking statements contained in this prospectus. These risks and uncertainties are discussed in more detail under the caption “Risk Factors” in this prospectus and “Business—Business Risks” in our annual report on Form 10-K for the year ended December 31, 2002.

THE COMPANY

We are a real estate investment trust, or REIT, which owns, operates, develops and acquires Class A suburban office and industrial real estate in key suburban submarkets, primarily in Southern California, that we believe have strategic advantages and strong barriers to entry. We were incorporated in September 1996 in Maryland and commenced operations upon the completion of our initial public offering on January 31, 1997. We are the successor to the real estate business of Kilroy Industries and certain of its affiliated corporations, partnerships and trusts.

As of September 30, 2003, our stabilized portfolio of operating properties was comprised of 82 office buildings and 50 industrial buildings, which encompassed an aggregate of approximately 7.3 million and 4.9 million rentable square feet, respectively. Of the foregoing, our properties include ten properties that we developed and then stabilized during 2002 and 2001 encompassing an aggregate of approximately 436,200 and 312,400 rentable square feet, respectively. As of September 30, 2003, our office properties were approximately 86.8% leased to 273 tenants, and our industrial properties were approximately 94.4% leased to 72 tenants. All but five of our properties are located in Southern California.

Our stabilized portfolio excludes development and redevelopment projects currently under construction, or in pre-development, and “lease-up” properties. We define “lease-up” properties as properties recently developed or redeveloped by us that have not yet reached 95% occupancy and are within one year following substantial completion. We had one development office property in the lease-up phase at September 30, 2003, encompassing an aggregate of approximately 209,000 rentable square feet. As of September 30, 2003, we had two redevelopment office properties under construction which when completed are expected to encompass an aggregate of approximately 316,100 rentable square feet; as yet, they are not part of our stabilized portfolio. In addition, as of September 30, 2003, we owned approximately 58.1 acres of undeveloped land upon which we currently expect to develop an aggregate of approximately 1.1 million rentable square feet of office space during the next three to five years, depending upon market conditions. All of our lease-up properties and in-process development projects are located in Southern California in the Los Angeles and San Diego regions. All of our undeveloped land parcels are located in Southern California in the San Diego region.

We own our interests in all of our properties through Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P. We conduct substantially all of our activities through Kilroy Realty, L.P. in which, as of September 30, 2003, we owned a general partnership interest representing approximately 86.9% of the common units. The remaining 13.1% common limited partnership interest in Kilroy Realty, L.P. was owned by certain of our executive officers and directors, certain of their affiliates and other outside investors. We are the sole general partner of Kilroy Realty, L.P. and have control over its management. Kilroy Realty, L.P. owns 111 properties of our 132 properties. The remaining properties are owned by Kilroy Realty Finance Partnership, L.P. Kilroy Realty Finance Inc., our wholly-owned subsidiary, is the sole general partner of Kilroy Realty Finance Partnership, L.P. and owns a 1.0% general partnership interest. Kilroy Realty, L.P. owns the remaining 99.0% limited partnership interest of Kilroy Realty Finance Partnership, L.P. We conduct substantially all of our development services through Kilroy Services, LLC which is owned 99.0% by Kilroy Realty, L.P. and 1.0% by us.

The following diagram illustrates the structure of Kilroy Realty Corporation and its subsidiaries as of the date of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.”

USE OF PROCEEDS

As general partner of Kilroy Realty, L.P., we are required under the terms and conditions of the partnership agreement to invest the net proceeds of any sale of common stock, preferred stock, depositary shares or warrants in Kilroy Realty, L.P. Unless otherwise indicated in the applicable Prospectus Supplement, Kilroy Realty, L.P. intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of properties and the repayment of debt or redemption of preferred units. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

DESCRIPTION OF CAPITAL STOCK

We have summarized the material terms and provisions of our capital stock in this section. This summary of the material terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our charter, which we have previously filed with the SEC.

Common stock.

General. Our charter authorizes us to issue 150,000,000 shares of common stock, par value $0.01 per share. As of December 12, 2003, we had 28,131,827 shares of common stock issued and outstanding. The 28,131,827 outstanding shares excludes the 4,208,752 shares of common stock, as of December 12, 2003, which we may issue in exchange for presently outstanding common units which may be tendered for redemption to Kilroy Realty, L.P.

Shares of our common stock:

•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

•	do not have any conversion rights;

•	do not have any exchange rights;

•	do not have any sinking fund rights;

•	do not have any redemption rights;

•	do not have any appraisal rights;

•	do not have any preemptive rights to subscribe for any of our securities; and

•	are subject to restrictions on ownership and transfer.

We may pay distributions on shares of common stock, subject to the preferential rights of, when issued, our Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and any other series or class of capital stock which we may issue in the future. However, we may only pay distributions when our board of directors authorizes a distribution out of legally available funds. We make, and intend to continue to make, quarterly distributions on outstanding shares of common stock.

Our board of directors may:

•	reclassify any unissued shares of common stock into other classes or series of capital stock;

•	establish the number of shares in each of these classes or series of capital stock;

•	establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;

•	establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each of these classes or series of capital stock; and

•	establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

Material provisions of Maryland General Corporation Law. Under the Maryland General Corporation Law, our stockholders are generally not liable for our debts or obligations. If we liquidate, we will first pay all debts and other liabilities, including debts and liabilities arising out of our status as general partner of Kilroy Realty, L.P., and any preferential distributions on any outstanding shares of preferred stock. Each holder of common stock then will share ratably in our remaining assets. All shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in our charter or as permitted by our board of directors pursuant to executed waiver agreements.

Under the Maryland General Corporation Law, we generally require approval by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:

•	dissolve;

•	amend our charter;

•	merge;

•	sell all or substantially all of our assets;

•	engage in a share exchange; or

•	engage in similar transactions outside the ordinary course of business.

Because the term “substantially all of a Company’s assets” is not defined in the Maryland General Corporation Law it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the Maryland General Corporation Law allows our charter to establish a lesser percentage of affirmative votes by our stockholders for approval of those actions, our charter does not include this provision.

Rights to purchase Series B Preferred Stock. Each share of our common stock includes a right to purchase from us, once the rights become exercisable, one one-hundredth (1/100th) of a share of our Series B Preferred Stock, at a purchase price of $71.00 per share, subject to anti-dilution adjustments. Once exercisable, the rights may be exercised until we redeem them, until they are exchanged or terminated, or until they expire on October 2, 2008.

The rights will be transferred only with shares of our common stock until the earlier to occur of:

(1)	ten days following a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of:

•	15% or more of the shares of our common stock or,

•	in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock, and

(2)	ten business days, or on a later date as may be determined by our board of directors, prior to the time that any person or group of affiliated persons becomes an acquiring person, following the commencement or announcement of an intention to make a tender offer or exchange offer for shares of our common stock, the consummation of which would result in the beneficial ownership by:

•	a person or group of 15% or more of the shares of our common stock or,

•	in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock.

We refer to the earlier of these dates as the distribution date. The rights will be transferred only with shares of our common stock until the distribution date, or the earlier redemption or expiration of the rights. Our board of directors may not postpone the exercisability and transferability of the rights. As soon as practicable after the distribution date, separate right certificates will be issued to holders of record of shares of common stock as of the close of business on the distribution date. Subject to the termination of the right of redemption, the rights will become exercisable and transferable. Right certificates initially will represent the right to purchase one share of common stock for each share of our common stock currently outstanding.

If a person or group becomes an acquiring person, or if we are the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and shares of common stock are not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, may receive upon exercise that number of shares of common stock having a market value of two times the then current purchase price of one right. The rights that are or were acquired or beneficially owned by the acquiring person will then be void.

We will adjust the number of rights associated with each share of our common stock as necessary if we distribute shares of common stock as dividends, or declare a stock split or reverse stock split in our common stock. If after a person has become an acquiring person we are acquired in a merger or other business combination transaction or more than 50% of our assets or earning power are sold, each holder of a right will receive, upon the exercise of a right at the then current purchase price, the number of shares of common stock of the acquiring company which at the time of that transaction would have a market value of two times the then current purchase price of one right.

At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of our then outstanding common stock, we may exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of common stock having an aggregate value equal to the difference between the value of the common stock issuable upon exercise of the rights and the purchase price payable upon the exercise.

Our board of directors may:

•	redeem the rights in whole, but not in part, at a redemption price of $.01 per right at any time prior to the time a person becomes an acquiring person;

•	in its sole discretion establish when the redemption of the rights may be made effective, on what basis and under what conditions; and

•	amend any of the provisions of the rights agreement for so long as the rights are redeemable.

Immediately upon any redemption of the rights, a stockholder’s right to exercise the rights will terminate and the holders of rights may then only receive the redemption price. After the rights are no longer redeemable, we may amend or supplement the rights agreement only in a manner that does not adversely affect the interests of the holders of the rights.

We may adjust from time to time the purchase price payable, and the number of one one-hundredths of a share of Series B Preferred Stock or other securities or property issuable, upon exercise of the rights to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock,

•	upon the grant to holders of the shares of Series B Preferred Stock of some rights or warrants to subscribe to or purchase shares of Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock, or

•	upon the distribution to holders of shares of Series B Preferred Stock of evidences of indebtedness, cash, securities or assets or of subscription rights or warrants, other than those referred to above.

The distributions referred to above exclude:

•	regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid or,

•	in case regular periodic cash dividends have not been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of the dividend, or dividends payable in shares of Series B Preferred Stock which will be subject to the adjustment described above.

Until a right is exercised, the holder of the right will have no rights as a stockholder beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Preferred stock.

Our charter authorizes us to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, we have classified and designated 1,700,000 shares as Series A Preferred Stock, 400,000 as Series B Preferred Stock, 900,000 shares as Series D Preferred Stock and 1,610,000 shares as Series E Preferred Stock. As of December 15, 2003, 1,610,000 shares of our preferred stock are issued and outstanding, consisting solely of our Series E Preferred Stock.

We may classify, designate and issue additional shares of preferred stock, in one or more classes, as authorized by our board of directors without the prior consent of our stockholders. The board of directors may afford the holders of preferred stock preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of common stock. Our board of directors can authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of common stock or otherwise be in their best interest. All shares of preferred stock which are issued and are or become outstanding are or will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class, the Maryland General Corporation Law and our charter require our board of directors to determine the following:

•	the designation;

•	the terms;

•	preferences;

•	conversion and other rights;

•	voting powers;

•	restrictions;

•	limitations as to distributions;

•	qualifications; and

•	terms or conditions of redemption.

8.075% Series A Cumulative Redeemable Preferred Stock, 9.250% Series D Cumulative Redeemable Preferred Stock and 7.80% Series E Cumulative Redeemable Preferred Stock.

General. Of our 30,000,000 authorized preferred shares, we designated 1,700,000 shares as Series A Preferred Stock, 900,000 shares as Series D Preferred Stock and 1,610,000 shares as Series E Preferred Stock. Shares of Series A Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.’s Series A Preferred Units. Shares of Series D Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.’s Series D Preferred Units. All of the designated Series E Preferred Stock is issued and outstanding.

Dividends. Each share of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will be entitled to receive dividends that are:

•	cumulative preferential dividends, in cash, from the date of issue payable in arrears on the 15th of February, May, August and November of each year, including in the case of Series A Preferred Stock and Series D Preferred Stock, any accumulated but unpaid distributions in respect of Series A Preferred Units and Series D Preferred Units at the time they are exchanged for shares of Series A Preferred Stock or Series D Preferred Stock, as applicable;

•	on parity with any payments made to each other and with all other preferred stock designated as ranking on parity with the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock;

•	in preference to any payment made on any other classes or series of capital stock or our other equity securities ranking junior to the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock; and

•	at a rate of 8.075% per annum for shares of Series A Preferred Stock, at a rate of 9.250% per annum for shares of Series D Preferred Stock and at a rate of 7.80% per annum for shares of Series E Preferred Stock.

Ranking. The Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will, with respect to dividends and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, rank:

•	senior to our common stock, the Series B Preferred Stock and all other preferred stock designated as ranking junior to the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock;

•	on parity with each other and with all other preferred stock designated as ranking on a parity with the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock; and

•	junior to all other preferred stock designated as ranking senior to the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

Redemption. At our option, we may redeem, in whole or in part, from time to time, upon not less than 30 or more than 60 days written notice:

•	shares of Series A Preferred Stock on and after February 6, 2003, shares of Series D Preferred Stock on and after December 9, 2004 and shares of Series E Preferred Stock on and after November 21, 2008, or prior to these dates to the extent necessary to maintain our qualification as a REIT;

•	shares of Series A Preferred Stock and Series D Preferred Stock at a redemption price payable in cash equal to $50.00 per share, and shares of Series E Preferred Stock at a redemption price payable in cash equal to $25.00 per share, plus any accumulated but unpaid dividends whether or not declared up to and including the date of redemption;

•	by paying the redemption price of the Series E Preferred Stock; and

•	by paying the redemption price of the Series A Preferred Stock and Series D Preferred Stock, excluding the portion consisting of accumulated but unpaid dividends, solely out of proceeds from issuance of our capital stock.

No maturity, sinking fund or mandatory redemption. The Series A Preferred Stock, Series D Preferred Stock and the Series E Preferred Stock have no maturity date, and we are not required to redeem the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock at any time. Accordingly, the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption rights. None of the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock is subject to any sinking fund.

Limited voting rights. If we do not pay dividends on any shares of Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock for six or more quarterly periods, including any periods during which we do not make distributions in respect of Series A Preferred Units and Series D Preferred Units prior to their exchange into shares of Series A Preferred Stock and Series D Preferred Stock, as applicable, whether or not consecutive, the holders of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will have the right to vote as a single class with all other shares of capital stock ranking on parity with the Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock which have similar vested voting rights for the election of two additional directors to our board of directors. The directors will be elected by a plurality of the votes cast in the election for a one-year term and each such director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier, subject to the director’s earlier death, disqualification, resignation or removal. The election will take place at:

•	special meetings called by the holders of at least 10% of the outstanding shares of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or the holders of shares of any other class or series of stock on parity with the Series A Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock with respect to which dividends are also accumulated and unpaid if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders, and

•	each subsequent annual meeting (or special meeting in its place) until all dividends accumulated on the Series A Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock for all past dividend periods and the dividend for the then current dividend period, including accumulated but unpaid distributions in respect of Series A Preferred Units and Series D Preferred Units at the time they are exchanged for shares of Series A Preferred Stock and Series D Preferred Stock, as applicable, have been fully paid or declared and a sum sufficient for the payment of the dividends is irrevocably set aside in trust for payment in full.

When all of the dividends have been paid in full, the holders of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will be divested of their voting rights and the term of any member of our board of directors elected by the holders of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and holders of any other shares of stock on parity with the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock will terminate.

In addition, so long as any shares of Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, without the consent of at least two-thirds of the holders of the series of preferred stock then outstanding, as applicable, we may not:

•	authorize or create, or increase the authorized or issued amount of, any shares of capital stock ranking senior to the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding-up of our affairs,

•	reclassify any of our authorized shares of capital stock into any shares ranking senior to the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock,

•	designate or create, or increase the authorized or issued amount of, or reclassify any of our authorized shares of capital stock into any stock on parity with the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent the shares on parity with the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are issued to one of our affiliates, or

•	either

•	consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or

•	amend, alter or repeal the provisions of our charter or bylaws, whether by merger, consolidation or otherwise,

in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock, Series D Preferred Stock and the Series E Preferred Stock or the holders of Series A Preferred Stock, Series D Preferred Stock and the Series E Preferred Stock.

For purposes of the previous paragraph, the following events will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or any of their holders:

•	any merger, consolidation or transfer of all or substantially all of our assets, so long as either:

•	we are the surviving entity and the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, remain outstanding on the same terms, or

•	the resulting, surviving or transferee entity is a corporation, business trust or other like entity organized under the laws of any state and substitutes for the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding-up; and

•	any increase in the amount of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either junior to or on parity with the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up to the extent such preferred stock is not issued to one of our affiliates.

In addition, we may increase the authorized or issued amount of the Series E Preferred Stock, whether by amendment or supplement of our charter or otherwise, without any vote of the holders of the Series E Preferred Stock if all such additional shares:

•	remain unissued, and/or

•	are issued to an underwriter in a public offering registered with the SEC.

Each share of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have one vote per $50.00 of stated liquidation preference. The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as applicable.

The Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will have no voting rights other than as discussed above.

Liquidation preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, each share of Series A Preferred Stock and Series D Preferred Stock is entitled to a liquidation preference of $50.00 per share and each share of Series E Preferred Stock is entitled to a liquidation preference of $25.00 per share, plus any accumulated but unpaid dividends, in preference to any other class or series of our capital stock, other than those equity securities expressly designated as ranking on a parity with or senior to the Series A Preferred Stock, Series D Preferred Stock and the Series E Preferred Stock.

Series B Junior Participating Preferred Stock.

General. Of our 30,000,000 authorized preferred shares, we designated 400,000 shares as Series B Junior Participating Preferred Stock. The Series B Preferred Stock is issuable upon exercise of the rights to purchase shares of Series B Preferred Stock, as described above in the section entitled “—Common stock—Rights to purchase Series B Preferred Stock.”

Ranking. The Series B Preferred Stock, if and when issued, will rank:

•	junior to our Series A Preferred Stock, Series D Preferred Stock and the Series E Preferred Stock, if and when issued, and all other classes or series of preferred stock designated as ranking senior to the Series B Preferred Stock with respect to distributions and rights upon liquidation, dissolution, or winding-up;

•	senior to all classes or series of preferred stock designated as ranking junior to the Series B Preferred Stock; and

•	on a parity with all other classes or series of stock designated as ranking on a parity with the Series B Preferred Stock.

Dividends. Each share of Series B Preferred Stock will be entitled, when, and if declared, to the greater of:

•	a minimum preferential cumulative quarterly dividend payment of $1.00 per share paid on the first day of March, June, September and December, and

•	an aggregate dividend of 100 times the dividend, if any, declared per share of common stock, other than a dividend payable in shares of common stock, since the last quarterly dividend payment date.

We will adjust the right to dividends per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock. Accumulated and unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preferred Stock which are less than the total amount of the dividends accumulated and payable on these shares shall be allocated pro rata on a share-by-share basis among all of the outstanding shares of Series B Preferred Stock.

Until dividends or distributions payable on the Series B Preferred Stock, whether or not declared, have been paid in full, we may not:

•	declare or pay dividends, or make any other distributions, including upon liquidation, dissolution or winding up, on any shares of capital stock ranking:

•	junior to the Series B Preferred Stock;

•	on parity with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and any parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all shares are then entitled;

•	redeem or purchase or otherwise acquire for consideration:

•	shares of any capital stock ranking junior, either as to dividends or upon liquidation, dissolution or winding up, to the Series B Preferred Stock, except as provided in our charter to protect our REIT status or if we acquire shares of junior stock in exchange for shares of any of our capital stock ranking junior both as to dividends and upon dissolution, liquidation or winding-up, to the Series B Preferred Stock; or

•	any shares of Series B Preferred Stock, or any shares of capital stock ranking on parity with the Series B Preferred Stock, except as provided for in our charter to protect our REIT status or in accordance with a written or published purchase offer to all holders of the shares on terms that our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

We will not permit any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our capital stock unless we could purchase or otherwise acquire the shares at that time and in the manner set forth above.

Liquidation preference. If we liquidate, dissolve or wind-up our business, the holders of shares of Series B Preferred Stock will be entitled, pro rata with any shares of preferred stock ranking on parity with the Series B Preferred Stock, to an aggregate preferential liquidation payment of 100 times the payment made per share of common stock. In no event may the liquidation payment be less than $100 per share plus any accumulated and unpaid dividends. We will adjust the liquidation preference per share of the Class B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Voting rights. Each holder of a share of Series B Preferred Stock is entitled to 100 votes on all matters submitted to our stockholders having general voting rights. We will adjust as necessary the votes per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Except as required by law, we do not require the consent of holders of Series B Preferred Stock for taking any corporate action, unless they are entitled to vote with holders of common stock. Generally, any holder of Series B Preferred Stock, common stock or any other shares of stock that have general voting powers will vote together as one class on all matters submitted to those stockholders having general voting rights.

Business combinations. If we enter into any consolidation, merger, combination or other transaction, shares of our common stock may be exchanged for or changed into other stock or securities, cash and/or any other property. In that case, each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property, payable in kind, as the case may be, into or for which each share of common stock is changed or exchanged. We will adjust the amount of per share consideration to be received by holders of Series B Preferred Stock upon any of these transactions if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Redemption. We may not redeem the Series B Preferred Stock at any time.

Restrictions on ownership and transfer of capital stock.

Internal Revenue Code requirements.

To maintain our tax status as a REIT, five or fewer individuals, as that term is defined in the Internal Revenue Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Internal Revenue Code determine if any individual or entity constructively owns our capital stock for purposes of this requirement. In addition, 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Internal Revenue Code. To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Transfer restrictions in our charter.

Subject to exceptions specified in our charter, no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Internal Revenue Code:

•	more than 7.0%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 7.0%, by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock;

•	if and when issued, shares of our Series A Preferred Stock, and/or Series D Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 7.0% by value of our outstanding shares of capital stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our Series E Preferred Stock.

In addition, because rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, our charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Internal Revenue Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence:

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 9.8% by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock;

•	if and when issued, shares of our Series A Preferred Stock, and/or Series D Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 9.8% by value of our outstanding shares of capital stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our Series E Preferred Stock.

We refer to the limits described in this paragraph, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Internal Revenue Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of our capital stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns our capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by our board of directors. In addition, if and when such shares are issued, a violation of the ownership limits relating to the Series A Preferred Stock, Series D Preferred Stock or Series E Preferred Stock could occur as a result of a fluctuation in the relative value of any outstanding series of our preferred stock and our common stock, even absent a transfer or other change in actual or constructive ownership.

Our board of directors may waive the ownership limits with respect to a particular stockholder if it:

•	determines that the ownership will not jeopardize our status as a REIT; and

•	otherwise decides that this action would be in our best interest.

As a condition of this waiver, our board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. Our board of directors has waived the ownership limit applicable to our common stock for John B. Kilroy, Sr. and John B. Kilroy, Jr., as well as members of their families and entities which are deemed to own Messrs. Kilroy’s common stock, allowing them to own up to 21% of our common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which it believed were reasonably necessary in order to conclude that the waiver would not cause us to fail to qualify and maintain our status as a REIT.

In addition to the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of our capital stock if, as a result of this ownership:

•	more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code,

•	our capital stock would be beneficially owned by less than 100 persons, determined without reference to any constructive ownership provisions, or

•	we would fail to qualify as a REIT.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership must give us notice immediately and provide us with any other information that we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Effect of violation of ownership limits and transfer restrictions.

If any attempted transfer of our capital stock or any other event would result in any person violating the ownership limits described above, unless otherwise permitted by our board of directors, then the purported transfer will be void and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable ownership limit, and the transferee shall acquire no right or interest in the excess shares. In the case of any event other than a purported transfer, the person or entity holding record title to any of the excess shares shall cease to own any right or interest in the excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.

The trustee must:

•	within 20 days of receiving notice from us of the transfer of shares to the trust,

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

•	distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares or the sales proceeds received by the trust for the excess shares;

•	in the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift,

•	sell the excess shares to a qualified person or entity, and

•	distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares;

•	in either case above, distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

The trustee shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion,

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust, and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

If shares of capital stock are transferred to any person in a manner which would cause us to be beneficially owned by fewer than 100 persons, the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

If our board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, it shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

•	authorizing us to repurchase stock,

•	refusing to give effect to the ownership or acquisition on our books, or

•	instituting proceedings to enjoin the ownership or acquisition.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable treasury regulations. Under current treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of our shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of our shares as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Transfer agent and registrar for shares of capital stock.

Mellon Investor Services LLC is the transfer agent and registrar for our shares of preferred stock and common stock.

WARRANTS

We currently have no warrants outstanding (other than options issued under our stock option plan and the redemption and exchange rights of Unitholders). We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered hereby. Further terms of the warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the designation, terms and number of shares of preferred stock or common stock purchasable upon exercise of such warrants; (5) the designation and terms of the Offered Securities, if any, with which such warrants are issued and the number of such warrants issued with each such Offered Security; (6) the date, if any, on and after which such warrants and the related preferred stock or common stock will be separately transferable, including any limitations on ownership and transfer of such warrants as may be appropriate to preserve our status as a REIT; (7) the price at which each share of preferred stock or common stock purchasable upon exercise of such warrants may be purchased; (8) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax consequences; and (12) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate Deposit Agreement (each, a “Deposit Agreement”) among the Company, the depositary named therein (the “Preferred Stock Depositary”) and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the depositary shares (“Depositary Receipts”). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following our issuance and delivery of the preferred stock to a Preferred Stock Depositary, we will cause such Preferred Stock Depositary to issue, on our behalf, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

Dividends and other distributions

The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of Depositary Receipts evidencing the related depositary shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any class or series of preferred stock converted into shares in excess of the Ownership Limit or otherwise converted or exchanged.

Withdrawal of stock

Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related depositary shares have previously been called for redemption or converted) the holders thereof will be entitled to delivery at such office, to or upon each such holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable Prospectus Supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the Depositary Receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing the excess number of depositary shares.

Redemption of depositary shares

Whenever we redeem shares of preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the depositary shares representing shares of such class or series of preferred stock so redeemed, provided we shall have paid in full to the Preferred Stock Depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method that we may determine that will not result in the issuance of any shares in excess of the Ownership Limit.

From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

Voting of the preferred stock

Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the depositary shares which represent such class or series of preferred stock. Each record holder of Depositary Receipts evidencing depositary shares on the record date (which will be the same date as the record date for such class or series of preferred stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The Preferred Stock Depositary will vote the amount of such class or series of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such depositary shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

Liquidation preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

Conversion

The depositary shares, as such, will not be convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of depositary shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by such Depositary Receipts into whole shares of our common stock, other shares of a class or series of our preferred stock (including shares in excess of the Ownership Limit) or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and termination of a deposit agreement

The form of Depositary Receipt evidencing depositary shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the

Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

We may terminate the Deposit Agreement upon not less than 30 days’ prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series or class of preferred stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each preferred stock as are represented by the depositary shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. We have agreed that if the Deposit Agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of preferred stock in the event of our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the depositary shares representing such class or series of preferred stock or (iii) each share of the related preferred stock shall have been converted into our stock not so represented by depositary shares.

Charges of a preferred stock depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed that are outside of those expressly provided for in the Deposit Agreement.

Resignation and removal of depositary

The Preferred Stock Depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications received from us with respect to the related preferred stock.

Neither we nor the Preferred Stock Depositary will be liable if prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the Deposit Agreement. Our obligations and those of the Preferred Stock Depositary under the Deposit Agreement will be limited to performing our duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and we and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and us, on the other hand, the Preferred Stock Depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF MATERIAL PROVISIONS OF THE

PARTNERSHIP AGREEMENT OF KILROY REALTY, L.P.

We have summarized the material terms and provisions of the Fourth Amended and Restated Agreement of Limited Partnership, as amended, of Kilroy Realty L.P. which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

Management of the partnership.

Kilroy Realty, L.P. is a Delaware limited partnership. We are the sole general partner of Kilroy Realty, L.P. and conduct substantially all of our business through it, except for development and certain other services which are conducted through Kilroy Services, LLC.

As the sole general partner of Kilroy Realty, L.P., we exercise exclusive and complete discretion in its day-to-day management and control. We can cause Kilroy Realty, L.P. to enter into certain major transactions including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. Kilroy Realty, L.P. has both preferred limited partnership interests and common limited partnership interests. As of December 12, 2003, Kilroy Realty, L.P. has issued and outstanding 1,500,000 Series A Preferred Units, no Series B Preferred Units, 900,000 Series D Preferred Units, no Series E Preferred Units and 4,208,752 common units. We refer collectively to the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and the common units as the “units.” Limited partners may not transact business for, or participate in the management activities or decisions of, Kilroy Realty, L.P., except as provided in the partnership agreement and as required by applicable law.

Indemnification of our officers and directors.

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate, to the same extent that our charter provides for indemnification of our officers and directors. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to Kilroy Realty, L.P. to the same extent that our charter limits the liability of our officers and directors.

Transferability of partnership interests.

Generally, we may not voluntarily withdraw from or transfer or assign our interest in Kilroy Realty, L.P. without the consent of the holders of at least 60% of the common partnership interests including our interests. The limited partners may not transfer, assign, sell, encumber or otherwise dispose of their interest in Kilroy Realty, L.P., other than to family members or accredited investors. These family members and accredited investors must agree to assume the transferor’s obligations under the partnership agreements. This transfer is subject to our right of first refusal to purchase the limited partner’s units for our benefit.

In addition, without our consent, limited partners may not transfer their units:

•	to any person who lacks the legal capacity to own the units;

•	in violation of applicable law;

•	where the transfer is for only a portion of the rights represented by the units, such as the partner’s capital account or right to distributions;

•	if we believe the transfer would cause the termination of Kilroy Realty, L.P. or would cause it to no longer be classified as a partnership for federal or state income tax purposes;

•	if the transfer would cause Kilroy Realty, L.P. to become a party-in-interest within the meaning of ERISA or would cause its assets to constitute assets of an employee benefit plan under applicable regulations;

•	if the transfer would require registration under applicable federal securities laws;

•	if the transfer could cause Kilroy Realty, L.P. to become a “publicly traded partnership” under applicable treasury regulations;

•	if the transfer could cause Kilroy Realty, L.P. to be regulated under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974; or

•	if the transfer would adversely affect our ability to maintain our qualification as a REIT.

We may not engage in any “termination transaction” without the approval of at least 60% of the common units in Kilroy Realty, L.P., including our general partner interest in Kilroy Realty, L.P. Examples of termination transactions include:

•	a merger;

•	a consolidation or other combination with or into another entity;

•	a sale of all or substantially all of our assets; or

•	a reclassification, recapitalization or change of our outstanding equity interests.

In connection with a termination transaction, all common limited partners must either receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of common stock into which each common unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept this purchase, tender or exchange offer, each holder of common units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the purchase, tender or exchange offer it had exercised its right to redemption, received shares of common stock in exchange for its common units, and accepted the purchase, tender or exchange offer.

We also may merge or otherwise combine our assets with another entity with the approval of at least 60% of the common units if:

•	substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by Kilroy Realty, L.P. as the surviving partnership or another limited partnership or limited liability company is the surviving partnership of a merger, consolidation or combination of assets with Kilroy Realty, L.P.;

•	the common limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of Kilroy Realty, L.P. and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of the common limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the common limited partners may exchange their interests in the surviving partnership for either:

•	the consideration available to the common limited partner pursuant to the preceding paragraph, or

•	if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

The board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in the transaction. In addition, Kilroy Realty, L.P. must use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of additional units representing partnership interests.

As sole general partner of Kilroy Realty, L.P., we have the ability to cause it to issue additional units representing general and limited partnership interests. These units may include units representing preferred limited partnership interests, subject to the approval rights of holders of the Series A Preferred Units with respect to the issuance of preferred units ranking senior to the Series A Preferred Units, holders of Series D Preferred Units with respect to the issuance of preferred units ranking senior to the Series D Preferred Units and holders of the Series E Preferred Units with respect to the issuance of preferred units ranking senior to the Series E Preferred Units as described under the sections entitled “Description of Capital Stock—8.075% Series A Cumulative Redeemable Preferred Units,” “—9.250% Series D Cumulative Redeemable Preferred Units” and “Description of Series E Preferred Stock.”

Capital contributions by us to Kilroy Realty, L.P.

We may borrow additional funds in excess of the funds available from borrowings or capital contributions from a financial institution or other lender or through public or private debt offerings. We may then lend these funds to Kilroy Realty, L.P. on the same terms and conditions that applied to us. Alternatively, we may contribute these funds as an additional capital contribution to Kilroy Realty, L.P. and increase our interest in it on a proportionate basis and decrease the interests of the limited partners on a proportionate basis.

The effect of awards granted under our stock incentive plan.

If options to purchase shares of our common stock granted in connection with our 1997 Stock Option and Incentive Plan are exercised at any time, or restricted shares of common stock are issued under the plan, we must contribute to Kilroy Realty, L.P. the exercise price that we receive in connection with the issuance of the shares of common stock to the exercising participant or the proceeds that we receive when we issue the shares. In exchange, we will be issued units in Kilroy Realty, L.P. equal to the number of shares of common stock issued to the exercising participant in the plan.

Tax matters which affect Kilroy Realty, L.P.

We have the authority under the partnership agreement to make tax elections under the Internal Revenue Code on Kilroy Realty, L.P.’s behalf.

Allocations of net income and net losses to partners.

The net income of Kilroy Realty, L.P. will generally be allocated as follows:

•	first, to the extent holders of units have been allocated net losses, net income shall be allocated to such holders to offset these losses, in an order of priority which is the reverse of the priority of the allocation of these losses;

•	next pro rata among the holders of Series A Preferred Units in an amount equal to an 8.075% per annum cumulative return on the stated value of $50.00 per Series A Preferred Unit, holders of Series D Preferred Units in an amount equal to a 9.25% per annum cumulative return on the stated value of $50.00 per Series D Preferred Unit and holders of Series E Preferred Units in an amount equal to a 7.80% per annum cumulative return on the stated value of $25.00 per Series E Preferred Unit; and

•	the remaining net income, if any, will be allocated to us and to the common limited partners in accordance with our respective percentage interests.

Net losses of Kilroy Realty, L.P. will be allocated as follows:

•	first to us and the common limited partners in accordance with our respective percentage interests, but only to the extent the allocation does not cause a partner to have a negative adjusted capital account;

•	next, pro rata among the holders of the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units, but only to the extent that the allocation does not cause a partner to have a negative adjusted capital account; and

•	the remainder, if any, will be allocated to us.

Notwithstanding the foregoing, in some cases, losses may be disproportionately allocated to partners who have guaranteed debt of Kilroy Realty, L.P. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the associated treasury regulations. In addition, to the extent we issue Series B Preferred Units, the partnership agreement will be amended to provide for the allocation of income and loss which is preferred with respect to common units and subordinate to Series A Preferred Units, Series D Preferred Units and Series E Preferred Units. See the section entitled “United States Federal Income Tax Considerations—Tax Aspects of Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies.”

Operations and management of Kilroy Realty, L.P.

Kilroy Realty, L.P. must be operated in a manner that will enable us to maintain our qualification as a REIT and avoid any federal income tax liability. The partnership agreement provides that we will determine from time to time, but not less frequently than quarterly, the net operating cash revenues of Kilroy Realty, L.P., as well as net sales and refinancing proceeds, pro rata in accordance with the partners’ respective percentage interests, subject to the distribution preferences with respect to the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units. The partnership agreement further provides that Kilroy Realty, L.P. will assume and pay when due, or reimburse us for payment of, all expenses that we incur relating to the ownership and operation of, or for the benefit of, Kilroy Realty, L.P. and all costs and expenses relating to our operations.

Term of the partnership agreement.

Kilroy Realty, L.P. will continue in full force and effect until December 31, 2095, or until sooner dissolved in accordance with its terms.

8.075% Series A Cumulative Redeemable Preferred Units and 9.250% Series D Cumulative Redeemable Preferred Units.

General. Kilroy Realty, L.P. has designated classes of preferred limited partnership units as the 8.075% Series A Cumulative Redeemable Preferred Units and the 9.250% Series D Cumulative Redeemable Preferred Units representing preferred limited partnership interests. As of the date of this prospectus, 1,500,000 Series A Preferred Units and 900,000 Series D Preferred Units are issued and outstanding.

Distributions. Each Series A Preferred Unit and Series D Preferred Unit is entitled to receive cumulative preferential distributions payable on or before the 15th day of February, May, August and November of each year. Series A Preferred Units will be entitled to distributions at a rate of 8.075% per annum and Series D Preferred Units will be entitled to distributions at a rate of 9.250% per annum. The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units.

Ranking. The Series A Preferred Units and the Series D Preferred Units will rank:

•	senior to our common stock, the Series B Preferred Units and to all classes or series of preferred partnership units designated as ranking junior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units;

•	on parity with each other and with all other classes or series of preferred partnership units designated as ranking on a parity with the Series A Preferred Units, the Series D Preferred Units with respect to distributions and rights upon liquidation, dissolution or winding-up; and

•	junior to all other classes or series of preferred partnership units designated as ranking senior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units.

Limited approval rights. For as long as any Series A Preferred Units or the Series D Preferred Units remain outstanding, Kilroy Realty, L.P. will not, without the affirmative vote of the holders of at least two-thirds of the units of each class, as applicable:

•	authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking senior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units or reclassify any partnership interests of Kilroy Realty, L.P. into any class or series of partnership interest ranking senior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any class or series of partnership interests ranking senior to the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units,

•	authorize or create, or increase the authorized or issued amount of any preferred partnership units on parity with the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units or reclassify any partnership interest into any preferred partnership units on parity with the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any preferred partnership units on parity with the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units, but only to the extent that these preferred partnership units on parity with the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units are issued to an affiliate of Kilroy Realty, L.P., other than to us to the extent the issuance of these interests was to allow us to issue corresponding preferred stock to persons who are not affiliates of Kilroy Realty, L.P., or

•

either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units or the holders of Series A Preferred Units, the Series D Preferred Units and the Series E Preferred Units.

Furthermore, for so long as any Series D Preferred Units are outstanding, Kilroy Realty Corporation will not in some circumstances, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Units, take any action, including the issuance of any securities, if that action would require the consent of the holders of the Series D Preferred Stock if any shares of Series D Preferred Stock were outstanding at the time. This consent is not required in connection with the action if Kilroy Realty, L.P. agrees to redeem the Series D Preferred Units for cash upon their exchange.

Redemption and exchange. We may redeem the Series A Preferred Units on and after February 6, 2003, on and after November 24, 2003 and the Series D Preferred Units on or after December 9, 2004, in each case out of proceeds from the issuance of our capital stock, at a redemption price equal to $50.00 per unit, plus accumulated and unpaid distributions to the date of redemption. The Series A Preferred Units may be exchanged on and after February 6, 2003 and the Series D Preferred Units may be exchanged on and after December 9, 2004, in each case, in whole but not in part, into shares of our Series A Preferred Stock or Series D Preferred Stock, as applicable, at the option of 51% of the holders of the applicable series of units. In addition, the Series A Preferred Units and the Series D Preferred Units may be exchanged, in whole but not in part, into shares of Series A Preferred Stock or Series D Preferred Stock, as applicable, at any time at the option of 51% of the holders if:

•	distributions on the Series A Preferred Units or Series D Preferred Units, as applicable, have not been made for six prior quarterly distribution periods, whether or not consecutive, or

•	Kilroy Realty, L.P. is or is likely to become a “publicly traded partnership” for federal income tax purposes.

In addition, the Series A Preferred Units may be exchanged, on or after February 6, 2001 and prior to February 6, 2008 and the Series D Preferred Units may be exchanged, on or after December 9, 2002 and prior to December 9, 2009, in each case in whole but not in part, at the option of the holders of 51% of the applicable series if the Series A Preferred Units or the Series D Preferred Units, as applicable, would not be considered “stock and securities” for federal income tax purposes.

The Series A Preferred Units and Series D Preferred Units also are exchangeable, in whole but not in part, if Kilroy Realty, L.P. believes, or the initial holder believes, based upon the opinion of counsel, that the character of Kilroy Realty, L.P.’s assets and income would not allow it to qualify as a REIT if it were a corporation. We may, in lieu of exchanging the Series A Preferred Units for shares of Series A Preferred Stock or the Series D Preferred Units for shares of Series D Preferred Stock, elect to redeem all or a portion of the Series A Preferred Units or the Series D Preferred Units for cash in an amount equal to $50.00 per unit plus accumulated and unpaid distributions. The right of the holders of Series A Preferred Units and Series D Preferred Units to exchange their units for shares of Series A Preferred Stock or Series D Preferred Stock, as applicable, will in each case be subject to the ownership limitations in our charter in order for us to maintain our qualification as a REIT for federal income tax purposes.

Liquidation preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series A Preferred Unit and Series D Preferred Unit with a liquidation preference to each holder equal to their capital contributions, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest.

Series B Junior Participating Preferred Units.

General. Under the terms of the partnership agreement, if we issue any shares of Series B Preferred Stock, we must contribute the proceeds to Kilroy Realty, L.P. In exchange for the contribution of these proceeds, Kilroy

Realty, L.P. will issue to us Series B Preferred Units equal to the number of shares of Series B Preferred Stock that we issued. As of the date of this prospectus, no Series B Preferred Units have been issued.

Distributions. Each Series B Preferred Unit is entitled to receive preferential cumulative distributions payable on or before the first day of March, June, September and December, of each year at a rate in an amount per unit equal to the greater of:

•	$1.00, and

•	an aggregate distribution of 100 times the distribution, if any, declared per unit on the common units since the last quarterly distribution payment date.

The preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than the Series A Preferred Units, the Series D Preferred Units, the Series E Preferred Units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series B Preferred Units.

Ranking. The Series B Preferred Units will rank:

•	senior to our common stock and all classes or series of preferred partnership units designated as ranking junior to the Series B Preferred Units;

•	on parity with all classes or series of preferred partnership units designated as ranking on a parity with the Series B Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up; and

•	junior to the Series A Preferred Units, the Series D Preferred Units, the Series E Preferred Units and all other classes or series of preferred partnership units designated as ranking senior to the Series B Preferred Units.

Approval rights. The Series B Preferred Units have no approval rights.

Redemption and exchange. Kilroy Realty, L.P. may not redeem the Series B Units at any time and the Series B Preferred Units are not exchangeable into any of our securities or any other security of Kilroy Realty, L.P.

Liquidation preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series B Preferred Unit with a liquidation preference to us equal to our capital contributions, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest ranking junior to the Series B Preferred Units.

Common limited partnership units.

General. The partnership agreement provides that, subject to the distribution preferences of the Series A, Series B, Series D and Series E Preferred Units, common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. As of September 30, 2003, 4,213,752 common units are issued and outstanding.

Redemption/Exchange rights. Common limited partners have the right to require Kilroy Realty, L.P. to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of common stock at the time of the redemption. Alternatively, we may elect to acquire those units tendered for redemption in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of some rights, some extraordinary distributions and similar events. However, even if we elect not to acquire tendered units in exchange for shares of common stock, holders of common units that are corporations or limited liability companies may require that we issue common stock in exchange for their common units, subject to applicable ownership limits or any other limit as provided in our charter or as otherwise determined by our board of directors, as applicable. We presently anticipate that we will elect to issue shares of common stock in exchange for common units in connection with each redemption request, rather than having Kilroy Realty, L.P. redeem the common units for cash. With each redemption or exchange, we increase our percentage ownership interest in Kilroy Realty, L.P. Common limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of common stock being issued, any person’s actual or constructive stock ownership would exceed the ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Capital Stock—Restrictions on ownership and transfer of capital stock.”

Common limited partner approval rights. The partnership agreement provides that if the common limited partners own at least 5% of the outstanding common units, including those common units held by us, we will not, on behalf of Kilroy Realty, L.P. and without the prior consent of the holders of more than 50% of the common units representing limited partner interests and excluding common units held by us, take any of the following actions:

•	dissolve Kilroy Realty, L.P., or

•	prior to January 31, 2004, sell the office property located at 2260 E. Imperial Highway, at Kilroy Airport Center-El Segundo,

unless the dissolution or sale is incident to a merger or a sale of substantially all of our assets.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

We have summarized the material terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is qualified by the provisions of our charter and bylaws and the Maryland General Corporation Law. For more detail, you should refer to our charter and bylaws, which we have previously filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part. Note that this summary may not contain all information that is important to investors.

The board of directors.

Our charter provides that the number of our directors shall be established by our bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, which is one. Our bylaws allow our board of directors to fix or change the number to not fewer than three and not more than 13 members. The number of directors is currently fixed at seven. A majority of our remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of our board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of our stockholders may fill a vacancy resulting from the removal of a director.

Our charter and bylaws provide that a majority of the board of directors must be “independent directors.” An “independent director” is a director who is not:

•	an employee, officer or affiliate of us or one of our subsidiaries or divisions;

•	a relative of a principal executive officer; or

•	an individual member of an organization acting as advisor, consultant or legal counsel, who receives compensation on a continuing basis from us in addition to director’s fees.

Classified board of directors. Our charter divides our board of directors into three classes. Each class of director serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies.

The classified board of directors makes removing incumbent directors more time consuming and difficult and discourages a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Removal of directors. Our charter provides that our stockholders may remove a director only for “cause” and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The Maryland General Corporation Law does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

We are not subject to the Maryland business combination statute.

We are not subject to the “business combination” provisions of the Maryland General Corporation Law (sections 3-601 through 3-604) and we cannot elect to be subject these business combination provisions without the approval of holders of a majority of the shares entitled to vote.

In the event that we decide to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation or share exchange. A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the Maryland General Corporation Law as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of our decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of common stock from our stockholders at a premium.

We are not subject to the Maryland control share acquisition statute.

We are not subject to the “control share acquisition” statute of the Maryland General Corporation Law (sections 3-701 through 3-710). If we want to be subject to these provisions, our bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of the shares entitled to vote.

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Because we are not subject to these provisions, stockholders who acquire a substantial block of common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of common stock from any stockholder at a premium.

Amendment of our charter and bylaws.

Our charter may generally be amended only if the amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. Our bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of our shares entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of our shares of capital stock entitled to vote:

•	provisions opting out of the control share acquisition statute;

•	provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates; and

•	provisions governing amendment of our bylaws.

Meetings of stockholders.

Our bylaws provide for annual meetings of our stockholders to elect one class of directors to our board of directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by:

•	the president;

•	the board of directors;

•	the chairman of the board;

•	holders of 50% or more of our outstanding common stock entitled to vote by making a written request;

•	holders of 10% of our Series A Preferred Stock for the stockholders of Series A Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series A Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive;

•	holders of 10% of our Series D Preferred Stock for the stockholders of Series D Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series D Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series D Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive; and

•	holders of 10% of our Series E Preferred Stock for the stockholders of Series E Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series E Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series E Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive.

The Maryland General Corporation Law provides that our stockholders also may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting. To do so, each stockholder entitled to vote on the matter must sign the consent setting forth the action.

Advance notice of director nominations and new business.

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

The advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of our common stock believe is in their best interests.

Dissolution of the Company.

Under the Maryland General Corporation Law, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved, by the vote of the holders of two-thirds of the shares of our capital stock entitled to vote on the dissolution.

Indemnification and limitation of directors’ and officers’ liability.

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

The Maryland General Corporation Law permits us to indemnify our directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may indemnify our directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by us or in our right and the director or officer has been found to be liable to us. In addition, we may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

As permitted by the Maryland General Corporation Law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•	a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the same extent our officers and directors are indemnified in our charter. The partnership agreement limits our liability and the liability of our officers and directors to Kilroy Realty, L.P. and its partners to the same extent that our charter limits the liability of our officers and directors to us and our stockholders. See the discussion in this prospectus under the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Indemnification of our officers and directors.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification agreements.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•	we must indemnify our executive officers and directors to the fullest extent permitted by applicable law and advance to our executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•	we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•	we may cover executive officers and directors under our directors’ and officers’ liability insurance.

Our indemnification agreements with our officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as contracts, these indemnification agreements provide greater assurance to our directors and executive officers that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

RELATED TO OUR REIT ELECTION

In the opinion of Latham & Watkins LLP, the following is a summary of the federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus may be provided in the applicable prospectus supplement that relates to those securities.

The information in this section is based on:

•	the Internal Revenue Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

You are urged to consult the applicable prospectus supplement, as well as your tax advisors, regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of Kilroy Realty Corporation

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1997. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “—Failure to Qualify.” Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this registration of our common stock, preferred stock, depository shares and warrants and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us, dated as of December 15, 2003, to the effect that, commencing with our taxable year ending December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. Our tax counsel has no obligation to update its opinion subsequent to its date. In addition, this opinion is based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify”

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that typically results from investment in a C corporation. A C corporation is generally a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

•	First, we will be required to pay tax at regular ordinary and capital gain corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under certain circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we subsequently acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that we will make or refrain from making the appropriate elections under existing Treasury Regulations on our tax return for the year in which we acquire an asset from a C corporation.

•	Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a Real Estate Investment Trust. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Capital Stock—Restrictions on ownership and transfer of capital stock” in this prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5)

and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. Treasury Regulations provide that if we are a partner in a partnership or a member in a limited liability company that is treated as a partnership for tax purposes, we will be deemed to own our proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, we will be deemed to be entitled to the income of the partnership or limited liability company attributable to our proportionate share of the assets. The character of the assets and gross income of the partnership or limited liability company retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies.” We have direct control of Kilroy Realty, L.P. and the subsidiary partnerships and limited liability companies discussed in that section below, and we intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT.

A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We own interests in Kilroy Realty TRS, Inc., and have jointly elected with it to be treated as our taxable REIT subsidiary. We may acquire interests in additional taxable REIT subsidiaries in the future. As a result, our ownership of securities of Kilroy Realty TRS, Inc. and any additional taxable REIT subsidiaries will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above concerning taxable REIT subsidiaries. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or (b) from certain types of temporary investments; and

•	Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of Kilroy Realty, L.P., do not intend to permit Kilroy Realty, L.P., to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Kilroy Realty Corporation—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

•	Amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing or rendering the service.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets:

•	First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

•	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test.

•	Third, of the securities included in the 25% asset class and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer.

•	Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The 10% value limitation and the 20% asset test are effective for taxable years ending after December 31, 2000.

We own 100% of the outstanding stock of Kilroy Realty TRS, Inc. Kilroy Realty TRS, Inc. elected, together with us, to be treated as a taxable REIT subsidiary. So long as Kilroy Realty TRS, Inc. qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of securities in Kilroy Realty TRS, Inc. We or Kilroy Realty TRS, Inc. may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of our assets and (2) our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value.

The asset tests must be satisfied not only on the date that we acquire, directly or through our partnerships, limited liability companies or qualified REIT subsidiaries, securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in Kilroy Realty, L.P. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to Kilroy Realty, L.P. and as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including an increase in our interests in Kilroy Realty, L.P.), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we believe that we have satisfied the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in Kilroy Realty, L.P.’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “real estate investment trust taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of the “real estate investment trust taxable income.”

Our “real estate investment trust taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable. This 90% distribution requirement was 95% for taxable years beginning prior to January 1, 2001.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of the fair market value of the asset on the date we acquired the asset over our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. Except as provided below, these distributions are generally taxable to stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. However, dividends we declare during the last three months of a taxable year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class). To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “real estate investment trust taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement authorizes us, as general partner of Kilroy Realty, L.P., to take such steps as may be necessary to cause Kilroy Realty, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our real estate investment trust taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing real estate investment trust taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet our distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our real estate investment trust ordinary income for such year, 95% of our real estate investment trust capital gain net income for the year and any undistributed taxable income from prior periods. Any real estate investment trust taxable income and capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Like-Kind Exchanges. We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular ordinary income and capital gain corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce our cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies

General. Substantially all of our investments are held indirectly through Kilroy Realty, L.P. In addition, Kilroy Realty, L.P. holds certain of its investments indirectly through subsidiary partnerships and limited liability companies. In general, entities that are classified as partnerships for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of our real estate investment trust taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by Kilroy Realty, L.P., including its share of assets held by its subsidiary partnerships and limited liability companies. See “—Taxation of Kilroy Realty Corporation.”

Entity Classification. Our interests in Kilroy Realty, L.P. and its subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of any of these entities as a partnership, as opposed to an association taxable as a corporation for federal income tax purposes. If Kilroy Realty, L.P., a subsidiary partnership or a limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could preclude us from satisfying the asset tests and possibly the income tests (see “—Taxation of Kilroy Realty Corporation—Asset Tests” and “—Income Tests”). This, in turn, would prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in Kilroy Realty, L.P.’s, a subsidiary partnership’s or a limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Kilroy Realty, L.P. and each of our other partnerships and limited liability companies intend to claim classification as partnerships under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members. The Kilroy Realty, L.P. partnership agreement provides for preferred distributions of cash and preferred allocations of income to the holders of its preferred units. These units have been issued to limited partners of the partnership. We will acquire these units upon any exchange of such units for shares of our preferred stock. In addition, to the extent that we issue shares of preferred stock for cash or other consideration, we will contribute the net proceeds or other consideration from such issuance to Kilroy Realty, L.P. in exchange for preferred units with similar terms. In general, all remaining items of income and loss will be allocated to the holders of common units in proportion to the number of common units held by each unit holder. Some limited partners have agreed to guarantee debt of Kilroy Realty, L.P., either directly or indirectly through an agreement to make capital contributions to it under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common units, these limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation, which net loss would have otherwise been allocable to us.

If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. Kilroy Realty, L.P.’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Kilroy Realty, L.P. was formed by way of contributions of appreciated property, i.e., property having an adjusted tax basis less than its fair market value at the time of contribution. Moreover, subsequent to the formation of Kilroy Realty, L.P., additional appreciated property has been contributed to Kilroy Realty, L.P. in exchange for interests in Kilroy Realty, L.P. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners of Kilroy Realty, L.P. who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes that are lower than such deductions would have been if they had been determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to such book-tax difference generally will be allocated to the contributing partners. These allocations will tend to eliminate the book-tax difference over the life of Kilroy Realty, L.P. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Kilroy Realty, L.P. may cause us or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us or other partners as a result of the sale. Such an allocation might cause us or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Kilroy Realty Corporation—Requirements for Qualification as a Real Estate Investment Trust” and “—Distribution Requirements.”

Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and Kilroy Realty, L.P. have determined to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to Kilroy Realty, L.P. and for certain assets contributed subsequently. We and Kilroy Realty, L.P. have not yet decided what method will be used to account for book-tax differences for properties acquired by Kilroy Realty, L.P. in the future.

Any property acquired by Kilroy Realty, L.P. in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in us.

New Legislation

The maximum tax rate for non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

ERISA CONSIDERATIONS

The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education savings account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of preferred stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA,  Section 4975 of the Internal Revenue Code and, to the extent not preempted, state and local law with respect to the purchase, ownership or sale of shares of our preferred stock by the plan or IRA.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors, whether or not subject to ERISA or Section 4975 of the Internal Revenue Code, should consult with their legal and other advisors concerning the impact of ERISA and the Internal Revenue Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

Plans should also consider the entire discussion under the heading “United States Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our preferred stock.

Employee benefit plans, tax-qualified retirement plans and IRAs.

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of preferred stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA and certain corresponding provisions of the Internal Revenue Code.

In determining whether an investment in shares of preferred stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Internal Revenue Code, or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Internal Revenue Code and permitted under applicable state law.

Status of the Company under ERISA.

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Internal Revenue Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Internal Revenue Code, except to the extent (if any) that a favorable statutory or administrative exemption or exception applies. For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Internal Revenue Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly-offered securities.” The Department of Labor regulations also provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “publicly-offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the issuer’s control.

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We expect that the shares of our preferred stock offered in the prospectus will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the preferred stock should be considered to be “freely transferable,” as the minimum investment will be less than $10,000, and the only restrictions upon its transfer are those enumerated under the Department of Labor regulations; those required under federal tax laws to maintain our status as a REIT; resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to the prospectus and those owned by our officers, directors and other affiliates; and voluntary restrictions agreed to by the selling stockholders regarding volume limitations.

Second, we expect the preferred stock to be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of preferred stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the preferred stock is expected to be registered under the Exchange Act within 120 days after the end of the fiscal year in which the preferred stock is sold.

In addition, we have obtained management rights with respect to Kilroy Realty, L.P. and conduct our affairs so that we expect to qualify as either a real estate operating company or venture capital operating company under the Department of Labor regulations.

Accordingly, we believe that if an ERISA plan purchases our preferred stock, our assets should not be deemed to be ERISA plan assets and, therefore, that any person who exercises authority or control with respect to our assets should not be an ERISA plan fiduciary.

PLAN OF DISTRIBUTION

We may sell the Offered Securities to one or more underwriters for public offering and sale by them, or we may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation we may pay to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Kilroy Realty, L.P. and us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any other series of preferred stock and any depository shares or warrants on any exchange but are not obligated to do so. One or more underwriters may make a market in a series of Offered Securities but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities

If so indicated in the applicable Prospectus Supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase Offered Securities from us at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement.

Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

Certain of the underwriters and their affiliates may be our customers, engage in transactions with us and perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, as updated by Form 8-K filed by us on or about December 15, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Kilroy Realty Corporation’s change in accounting for the impairment or disposal of long-lived assets to conform to the statement of Financial Standards No. 144, “Impairment or Disposal of Long-Lived Assets”), which is incorporated by reference into this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at http://www.kilroyrealty.com. Any internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included in this prospectus.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by our Current Report on Form 8-K dated December 15, 2003);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	our Current Report on Form 8-K dated September 12, 2003 (including all exhibits thereto);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	our Current Report on Form 8-K dated December 15, 2003 (including all exhibits thereto);

•	the description of our common stock and preferred stock contained in our Registration Statement on Form 8-A/A filed with the SEC on March 5, 1999 (No. 1-12675), including any amendment or reports filed for the purpose of updating this description;

•	the description of our Series E Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 24, 2003 (No. 1-12675), including any amendment or reports filed for the purpose of updating this description; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in the documents, call or write Kilroy Realty Corporation, 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attention: Secretary (310) 481-8400.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by the registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$118,000
NYSE Filing Fee	$21,000
Printing	$50,000
Legal Fees and Expenses (other than Blue Sky)	$75,000
Accounting Fees and Expenses	$50,000
Registrar and Transfer Agent Fees and Expenses	$5,000
Blue Sky Fees and Expenses	$15,000
NASD Filing Fee	$30,000
Miscellaneous	$51,000

Total	$430,000

We will pay all of the costs identified above.

Item 15.    Indemnification of directors and officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law provides that, unless prohibited by its charter, a corporation may indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

Our charter and bylaws provide in effect that we will indemnify our directors and officers to the fullest extent permitted by applicable law. We have purchased directors’ and officers’ liability insurance for the benefit of our directors and officers.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

As permitted by the Maryland General Corporation Law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•	a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16.    Exhibits.

Exhibit
*1.1	Form of Underwriting Agreement
3.1	Articles of Amendment and Restatement of the Registrant(1)
3.2	Amended and Restated Bylaws of the Registrant(1)
3.3	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(2)
3.4	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(3)
3.5	Articles Supplementary of the Registrant designating Series B Junior Participating Preferred Stock(4)
3.6	Certificate of Correction for the Articles Supplementary of the Registrant designating Series B Junior Participating Preferred Stock(5)
3.7	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(6)
3.8	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(8)
3.9	Articles Supplementary of the Registrant designating Series E Cumulative Redeemable Preferred Stock(9)
4.1	Form of Certificate for Common Stock of the Registrant(1)
4.2	Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(7)
*5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
*8.1	Opinion of Latham & Watkins LLP as to tax matters
*23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
*23.2	Consent of Deloitte & Touche LLP
*23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement on Form S-3 (No. 333-45097) as filed with the Securities and Exchange Commission on January 28, 1998 incorporated herein by reference)

*	filed herewith

(1)	Previously filed as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553) as filed with the Securities and Exchange Commission on January 24, 1997 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K (No. 1-12675) dated February 6, 1998 as filed with the Securities and Exchange Commission on February 11, 1998 and incorporated herein by reference.
(3)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated April 20, 1998 as filed with the Securities and Exchange Commission on April 23, 1998 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-72229) as filed with the Securities and Exchange Commission on June 25, 1999 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-89151) as filed with the Securities and Exchange Commission on October 15, 1999 and incorporated herein by reference.

(6)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 1999 as filed with the Securities and Exchange Commission on March 21, 2000 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 as filed with the Securities and Exchange Commission on October 8, 1998 and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-34638) as filed with the Securities and Exchange Commission on April 12, 2000 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Registration Statement on Form 8-A (No. 1-12675) as filed with the Securities and Exchange Commission on October 24, 2003 and incorporated herein by reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 15th day of December, 2003.

KILROY REALTY CORPORATION

By:	/s/ ANN MARIE WHITNEY
Ann Marie Whitney Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John B. Kilroy, Sr.	Chairman of the Board	December 15, 2003

* John B. Kilroy, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2003

* John R. D’Eathe	Director	December 15, 2003

* Matthew J. Hart	Director	December 15, 2003

* William P. Dickey	Director	December 15, 2003

* Dale F. Kinsella	Director	December 15, 2003

Edward F. Brennan	Director	December 15, 2003

* Richard E. Moran Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	December 15, 2003

/s/ ANN MARIE WHITNEY Ann Marie Whitney	Senior Vice President and Controller (Principal Accounting Officer)	December 15, 2003

*By:	/S/ ANN MARIE WHITNEY
Ann Marie Whitney Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit

*1.1	Form of Underwriting Agreement

3.1	Articles of Amendment and Restatement of the Registrant(1)

3.2	Amended and Restated Bylaws of the Registrant(1)

3.3	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(2)

3.4	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(3)

3.5	Articles Supplementary of the Registrant designating Series B Junior Participating Preferred Stock(4)

3.6	Certificate of Correction for the Articles Supplementary of the Registrant designating Series B Junior Participating Preferred Stock(5)

3.7	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(6)

3.8	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(8)

3.9	Articles Supplementary of the Registrant designating Series E Cumulative Redeemable Preferred Stock(9)

4.1	Form of Certificate for Common Stock of the Registrant(1)

4.2

Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(7)

*5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

*8.1	Opinion of Latham & Watkins LLP as to tax matters

*23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

*23.2	Consent of Deloitte & Touche LLP

*23.3	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

24.1

Power of Attorney (included on the Signature Page to this Registration Statement on Form S-3 (No. 333-45097) as filed with the Securities and Exchange Commission on January 28, 1998 and incorporated herein by reference)

*	filed herewith

(1)	Previously filed as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553) as filed with the Securities and Exchange Commission on January 24, 1997 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K (No. 1-12675) dated February 6, 1998 as filed with the Securities and Exchange Commission on February 11, 1998 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated April 20, 1998 as filed with the Securities and Exchange Commission on April 23, 1998 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-72229) as filed with the Securities and Exchange Commission on June 25, 1999 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-89151) as filed with the Securities and Exchange Commission on October 15, 1999 and incorporated herein by reference.

(6)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 1999 as filed with the Securities and Exchange Commission on March 21, 2000 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 as filed with the Securities and Exchange Commission on October 8, 1998 and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Registration Statement Form S-3 (No. 333-34638) as filed with the Securities and Exchange Commission on April 12, 2000 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Registration Statement Form 8-A (No. 1-12675) as filed with the Securities and Exchange Commission on October 24, 2003 and incorporated herein by reference.